Exhibit 99.1

Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

Greenhill & Co. Mourns Death of Two Managing Directors

New York, December 20, 2011 — Greenhill & Co., Inc. regretfully reports that two Managing Directors of the firm—Jeffrey F. Buckalew and Rakesh Chawla—are believed to have been aboard a private plane that crashed this morning in New Jersey. The plane belonged to Mr. Buckalew, an experienced pilot whose passion was flying. We also believe that Mr. Buckalew’s wife, Corinne, and their two children, Jackson and Meriwether, were on the plane. Press reports indicate there were no survivors. The firm has no further information regarding the crash at this time.

Robert F. Greenhill, Chairman and Scott Bok, Chief Executive Officer, jointly commented that, “The firm is in deep mourning over the tragic and untimely death of two of its esteemed colleagues and members of Jeff’s family. Jeff was one of the first employees of Greenhill. He and Rakesh were extraordinary professionals who were highly respected by colleagues and clients alike. They will be sorely missed and our sympathies go out to their families and friends.”

Mr. Buckalew, age 45, was Head of Greenhill’s North American Advisory activities. Prior to joining Greenhill in 1996 Jeff was an Associate for three years in the financial institutions group at Salomon Brothers. He also spent two years with Chemical Bank’s leveraged finance group.

Mr. Chawla, age 36, was a Managing Director who specialized in the financial services sector. He had joined the firm in 2003 from The Blackstone Group.

Greenhill & Co., Inc. (NYSE:GHL) is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raisings to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.